April 29, 2000

Cooper Industries, Inc.
CBL Acquisition Corp.
Cooper Technologies Company
600 Travis, Suite 5800
Houston, TX 77002

     Re:  First Amendment to the Sale and Purchase Agreement
          Relating to the B-Line Business

Gentlemen:

     This letter agreement ("First Amendment") is being entered into as an amendment to that certain Sale and Purchase Agreement (the "Agreement") dated March 27, 2000 by and among Sigma-Aldrich Corp., a Delaware corporation ("SIAL"), Sigma-Aldrich Co., an Illinois corporation ("SAC"), Sigma-Aldrich Canada Ltd., a corporation organized under the laws of Canada ("Sigma Canada"), Sigma-Aldrich Company Ltd., a corporation organized under the laws of the United Kingdom ("Sigma UK"), Sigma-Aldrich Chemie GmbH, a corporation organized under the laws of Germany ("Sigma Germany"), Cooper Industries, Inc., an Ohio corporation ("Cooper"), CBL Acquisition Corp., a Delaware corporation ("CBL") and Cooper Technologies Company, a Delaware Corporation ("CTC", and with SIAL, SAC, Sigma Canada, Sigma UK, Sigma Germany, Cooper and CBL, the "Parties"). Any capitalized terms used and not defined herein shall have the meanings set forth in the Agreement.

     Section 1. Notwithstanding Section 1.3, clause (a), of the Agreement and paragraph 1.3.7 of Schedule 2.2(a) to the Agreement, the Parties agree that: (i) cash in the B-Line Business and bank accounts ("B-Line Bank Accounts") used exclusively in the B-Line Business as of the Effective Time shall be an Asset and not an Excluded Asset; and (ii) the accounts payable which represent checks written on the B-Line Bank Accounts as of the Effective Time will be included as an Assumed Liability, and both amounts as of the Effective Time will be included in the Adjusted Consolidated Valuation.

     Section 2. Notwithstanding paragraph 1.3.2 of Schedule 2.2(a) to the Agreement, (i) there shall be no excess inventory adjustment for the items of inventory listed on Exhibit A, which is attached hereto and made a part hereof, and (ii) the excess inventory adjustment for the items of inventory listed on Exhibit B, which is attached hereto and made a part hereof, shall be reduced by fifty percent (50%).

     Section 3. The Parties currently contemplate a Closing Date of May 1, 2000 and agree that, notwithstanding paragraph 1.3.2 of
Schedule 2.2(a) to the Agreement, the physical inventory shall be performed prior to Closing on April 28 and 29 and, to the extent necessary, on April 30, 2000. In consideration of such agreement, Buyer agrees that (i) the Preliminary Purchase Price shall be increased by $199,600 to compensate Sellers for halting the shipment of products while the physical inventory is being conducted, and (ii) Buyer will reimburse SIAL on behalf of Sellers for the hourly wages of Sellers' employees required to perform the physical inventory at facilities operated by Sellers' employees upon invoice from SIAL after the Closing Date, which invoice shall be due and payable 30 days after receipt, itemized and accompanied by supporting information and documentation to Buyer's reasonable satisfaction.

     Section 4. This First Amendment shall be binding upon the transferees, successors, assigns and legal representatives of the Parties and shall be subject to the terms and conditions of the Agreement. The Agreement and the Ancillary Agreements shall, except as modified by this First Amendment, be and remain in full force and effect enforceable in accordance with their respective terms. All references to the Agreement or the Ancillary Agreements that are contained in the Agreement or the Ancillary Agreements, or any other document delivered in connection with the consummation of the transactions contemplated by the Agreement, shall mean and refer to such Agreement or Ancillary Agreements as amended by this First Amendment.

     IN WITNESS WHEREOF, the Parties, by their duly authorized officers, have caused this First Amendment to be executed as of this 29th day of April, 2000

COOPER INDUSTRIES, INC.        SIGMA-ALDRICH CORPORATION
By:_\c\ Diane K Schumacher     By: \c\ Michael R. Hogan
Name: Diane K. Schumacher      Name: Michael R. Hogan
Title: Senior Vice President,  Title: Chief Financial Officer
General Counsel     and
Secretary

SIGMA-ALDRICH CANADA LTD.      SIGMA-ALDRICH CO.

By: \c\ Michael R. Hogan       By: \c\ Michael R. Hogan
Name: Michael R. Hogan         Name: Michael R. Hogan
Title: Authorized Signatory    Title Authorized Signatory

SIGMA-ALDRICH COMPANY LTD.     SIGMA-ALDRICH CHEMIE GMBH

By: \c\ Michael R. Hogan       By: \c\ Michael R. Hogan
Name: Michael R. Hogan         Name: Michael R. Hogan
Title: Authorized Signatory    Title Authorized Signatory

CBL ACQUISITION CORP.          COOPER TECHNOLOGIES COMPANY

By: \c\ Diane K Schumacher     By: \c\ David A White, JR
Name: Diane K. Schumacher      Name: David A. White, JR
Title: President               Title: Vice President